NEWS RELEASE
FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1

HOME CITY FINANCIAL CORPORATION REPORTS 2ND QUARTER NET INCOME

Springfield, Ohio, July 20, 2004 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income of $181,000, or $.23 basic earnings per share, for the second quarter ended June 30, 2004, compared to $181,000, or $.24 basic earnings per share, for the quarter ended June 30, 2003. Diluted earnings per share for the quarters were $.22 and $.24, respectively. HCFC's net income for the six months ended June 30, 2004, was $349,000, or $.44 basic earnings per share, compared to $348,000, or $.46 basic earnings per share, for the comparable period in 2003. Diluted earnings per share for the first half of 2004 and 2003 were $.43 and $.46, respectively. Net interest income decreased by $75,000 for the six-month period, reflecting decreased interest rate spreads. Noninterest income decreased by $55,000 from last year's six-month period due to decreased gains on the sale of securities and other income. The provision for loan losses of $100,000 was $100,000 less than the amount provided in the first half of last year as a result of management's analysis of loan delinquencies and the local and national economies. Noninterest expense decreased $24,000 reflecting staffing changes and related benefits. The decrease of $7,000 in the federal income tax resulted from decreased net income and the components of taxable and non-taxable income.

Assets totaled $153.3 million at June 30, 2004, an increase of $1.5 million, or 1.0%, from December 31, 2003. Net loans receivable decreased $896,000, or 0.7%, during the first half of 2004 and totaled $125.6 million at June 30, 2004. Loans originated were slightly outpaced by loan payoffs and normal amortization. The $5.2 million growth in available-for-sale securities was funded mainly by increases in deposits and by allocation of federal funds into short term treasury positions in anticipation of further rate increases. Deposits totaled $105.3 million at June 30, 2004, an increase of $1.4 million, or 1.4%, from $103.9 million at December 31, 2003. Our tiered prime statement savings account continues to be a popular product offering flexibility in light of anticipated upward rate moves.

HCFC paid a dividend of $.11 per share on June 15, 2004, to holders of record at June 8, 2004. Year-to-date dividends of $.22 per share have been paid for an annualized dividend yield of 2.57%. HCFC's stock price stood at $17.12 per share at June 30, 2004, compared to $14.10 per share at June 30, 2003. Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".

Contact: J. William Stapleton, President, CEO and COO
           (937) 390-0470

HOME CITY FINANCIAL CORPORATION

Selected Consolidated Financial Condition Data:
-----------------------------------------------
             ($ In thousands)                           June 30,     Dec. 31,       Incr.            %
                                                         2004          2003        (Decr.)         Change
                                                       --------      --------      --------       --------
Total assets                                           $153,259      $151,784      $  1,475            1.0%
Loans, net                                              125,643       126,512          (869)          (0.7)
Allowance for loan losses                                   792           995          (203)         (20.4)
Available-for-sale securities                            10,289         5,089         5,200          102.2
Federal Home Loan Bank stock                              2,311         2,265            46            2.0
Deposits                                                105,337       103,922         1,415            1.4
Federal Home Loan Bank advances                          34,560        34,764          (204)          (0.6)
Shareholders' Equity                                     12,385        11,907           478            4.0

                                                         Three Months Ended            Six Months Ended
Selected Consolidated Operations Data:                        June 30,                    June 30,
--------------------------------------                        --------                    --------
($ in thousands except per share amounts)                2004          2003          2004           2003
                                                       --------      --------      --------       --------

Total interest income                                  $  2,159      $  2,302      $  4,349       $  4,651
Total interest expense                                    1,084         1,156         2,178          2,405
                                                       --------      --------      --------       --------
         Net interest income                              1,075         1,146         2,171          2,246
Provision for loan losses                                    50           110           100            200
                                                       --------      --------      --------       --------
         Net interest income after
         provision for loan losses                        1,025         1,036         2,071          2,046
Total noninterest income                                     49            67           101            156
Total noninterest expense                                   818           867         1,685          1,709
                                                       --------      --------      --------       --------
         Income before federal income tax                   256           236           487            493

Federal income tax expense                                   75            55           138            145
                                                       --------      --------      --------       --------
Net income                                             $    181      $    181      $    349       $    348
                                                       --------      --------      --------       --------
Earnings per share
         Basic                                         $   0.23      $   0.24      $   0.44       $   0.46
         Diluted                                       $   0.22      $   0.24      $   0.43       $   0.46